EXHIBIT 99.1

URGENTLY ANNOUNCES FOURTH QUARTER 2025 FINANCIAL RESULTS

Urgently Delivers Q4 2025 Revenue Growth, Margin Expansion, GAAP Operating Loss Reduction and Non-GAAP Operating Income

ASHBURN, VA – March 13, 2026 – Urgent.ly Inc. (Nasdaq: ULY) (“Urgently”), a U.S.-based leading provider of digital roadside and mobility assistance technology and services, today reported financial results for the fourth quarter and year ended December 31, 2025.

“We’re pleased to report continued progress and positive momentum in our financial performance. In the fourth quarter, revenue grew 4% year-over-year, gross profit increased 23% to $8.7 million, and gross margin expanded to 26%, which was a 4-point improvement over the prior year period,” said Matt Booth, CEO of Urgently. “For the full year, we significantly reduced operating expenses by delivering an improvement of 29% in GAAP operating expenses and a 32% improvement in non-GAAP operating expenses. Most notably, we achieved a reduction in GAAP operating loss and delivered our second consecutive quarter of positive non-GAAP operating income. As we look out to the balance of the year, we remain focused on driving a return to growth by expanding relationships with existing customer partners and developing new customer partner opportunities, while continuing to deliver exceptional customer satisfaction scores.”

Fourth Quarter 2025 Updates:

•	Revenue of $33.3 million, an increase of 4% year over year.

•	Gross profit of $8.7 million, an increase of 23% year over year.

•	Gross margin of 26% compared to 22% in the prior year period.

•	GAAP operating expenses of $11.2 million, an improvement of 4%, compared to $11.7 million in the prior year period.

•	Non-GAAP operating expenses of $8.6 million, an improvement of 15%, compared to $10.1 million in the prior year period.

•	GAAP operating loss of $2.5 million compared to $4.6 million in the prior year period, an improvement of 46%.

•	Non-GAAP operating income of $0.2 million, an improvement of 106%, compared to a non-GAAP loss of $3.0 million in the prior year period.

•	Approximately 194,000 dispatches completed.

•	Consumer satisfaction score of 4.7 out of 5 stars.

Fourth Quarter Year-to-Date 2025 Updates:

•	Revenue of $129.2 million, a decrease of 10% year over year.

•	Gross profit of $32.8 million, an increase of 4% year over year.

•	Gross margin of 25% compared to 22% in the prior year period.

•	GAAP operating expenses of $41.6 million, an improvement of 29%, compared to $58.8 million in the prior year period.

•	Non-GAAP operating expenses of $33.0 million, an improvement of 32%, compared to $48.8 million in the prior year period.

•	GAAP operating loss of $8.9 million compared to $27.2 million in the prior year period, an improvement of 67%.

•	Non-GAAP operating loss of $0.3 million, an improvement of 98%, compared to $17.2 million in the prior year period.

•	Approximately 768,000 dispatches completed.

•	Consumer satisfaction score of 4.6 out of 5 stars.

Cancellation of Earnings Call and Suspension of Guidance

Urgently also announced today that is has entered into a definitive merger agreement to be acquired by Agero, Inc. (“Agero”). A copy of the press release can be found by visiting the Investor Relations section of the Urgently corporate website at www.investors.geturgently.com. In light of the announced transaction with Agero, Urgently will not host an earnings conference call. In addition, Urgently will not provide guidance for the first quarter 2026 or the full year 2026 as a result of the pending transaction.

About Urgently

Urgently is focused on helping everyone move safely, without disruption, by safeguarding drivers, promptly assisting their journey, and employing technology to proactively avert possible issues. The company’s digitally native software platform combines location-based services, real-time data, AI and machine-to-machine communication to power roadside assistance solutions for leading brands across automotive, insurance, telematics and other transportation-focused verticals. Urgently fulfills the demand for connected roadside assistance services, enabling its partners to deliver exceptional user experiences that drive high customer satisfaction and loyalty, by delivering innovative, transparent and exceptional connected mobility assistance experiences on a global scale. For more information, visit www.geturgently.com.

For media and investment inquiries, please contact:

Press: media@geturgently.com

Investor Relations: investorrelations@geturgently.com

Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we believe non-GAAP operating expenses and non-GAAP operating income (loss) are useful to investors in evaluating our operating performance. We use the non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that the non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, may be helpful to investors because they provide consistency and comparability with past financial performance and meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. The non-GAAP financial measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP and may be different from similarly-titled non-GAAP financial measures used by other companies. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, which could reduce the usefulness of the non-GAAP financial measures presented herein as a tool for comparison.

A reconciliation is provided below for each of the non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to our most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We define non-GAAP operating expenses as operating expenses, excluding depreciation and amortization expense, stock-based compensation expense, and non-recurring charges (or income) such as transaction and restructuring costs. We define non-GAAP operating income (loss) as operating loss, excluding depreciation and amortization expense, stock-based compensation expense, and non-recurring charges (or income) such as transaction and restructuring costs.

For a discussion of non-GAAP operating expenses and non-GAAP operating income (loss), please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Urgently’s Annual Report on Form 10-K for the year ended December 31, 2025, which will be filed with the Securities and Exchange Commission (the “SEC”) by March 31, 2026.

Forward Looking Statements

This press release contains or may contain “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or Urgently’s future financial or operating performance, potential creation of long-term value or growth of new accounts. Such statements are based upon current plans, estimates and expectations of management of Urgently in light of historical results and trends, current conditions and potential future developments, and are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Forward-looking terms such as “may,” “will,” “could,” “should,” “would,” “plan,” “potential,” “intend,” “anticipate,” “project,” “predict,” “target,” “believe,” “continue,” “estimate” or “expect” or the negative of these words or other words, terms and phrases of similar nature are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than historical facts, including, without limitation, statements regarding Urgently’s profitability; Urgently’s customer base; Urgently’s market position against current and future competitors; and any assumptions underlying any of the foregoing are forward looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made in this press release and our earnings call, including but not limited to: risks associated with our ability to raise funds through future financings and the sufficiency of our cash and cash equivalents to meet our liquidity needs; our history of losses; our limited operating history; our ability to service our debt, comply with our debt agreements and refinance our obligations under such agreements, including by successfully deploying the capital from the revolving credit facility and repaying our new and existing debt facilities; our ability to refinance our existing debt facilities or enter into a new debt facility; our ability to reduce our operating expenses and, in the long term, bring operating expense fluctuations into alignment with targeted investments in growth; our ability to retain customers and expand existing customers’ use of our platform; our ability to attract new customers; our ability to expand into new solutions, technologies and geographic regions; our ability to adequately forecast consumer demand and optimize our network of service providers; our ability to compete in the markets in which we participate; our ability to comply with laws and regulations applicable to our business; our ability to continue as a going concern; our ability to develop and maintain an effective system of internal controls and procedures and accurately report our financial results in a timely manner; and expectations regarding the impact of weather events, natural disasters or health epidemics on our business.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including in our annual report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 14, 2025, as amended by our annual report on Form 10-K/A, which was filed with the SEC on April 17, 2025, our quarterly reports on Form 10-Q, and other filings and reports that we may file from time to time with the SEC. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$5,289	$14,179
Accounts receivable, net	21,900	22,890
Prepaid expenses and other current assets	3,383	3,687

Total current assets	30,572	40,756
Right-of-use assets	—	810
Property and equipment, net	1,269	1,577
Capitalized software costs, net	7,061	4,637
Intangible assets, net	2,836	4,396
Other non-current assets	1,915	1,895

Total assets	$43,653	$54,071

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,512	$2,900
Accrued expenses and other current liabilities	24,283	19,991
Current lease liabilities	—	446
Revolving credit facility, net	12,721	—
Current portion of long-term debt, net	50,585	14,257

Total current liabilities	90,101	37,594
Long-term lease liabilities	—	466
Long-term debt, net	—	39,883
Other long-term liabilities	—	7,798

Total liabilities	90,101	85,741

Stockholders’ deficit:
Common stock	2	1
Additional paid-in capital	172,773	167,125
Accumulated deficit	(219,223)	(198,796)

Total stockholders’ deficit	(46,448)	(31,670)

Total liabilities and stockholders’ deficit	$43,653	$54,071

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$33,292	$32,030	$129,194	$142,905
Cost of revenue	24,549	24,917	96,418	111,346

Gross profit	8,743	7,113	32,776	31,559

Operating expenses:
Research and development	1,774	2,823	7,210	13,932
Sales and marketing	803	717	2,917	5,870
Operations and support	2,496	2,546	9,750	13,436
General and administrative	4,874	4,751	17,203	21,288
Depreciation and amortization	1,300	891	4,569	4,227

Total operating expenses	11,247	11,728	41,649	58,753

Operating loss	(2,504)	(4,615)	(8,873)	(27,194)
Other income (expense), net:
Interest expense, net	(3,573)	(3,080)	(13,588)	(13,187)
Change in fair value of derivative liability	—	—	(209)	—
Change in fair value of accrued purchase consideration	16	108	169	1,692
Loss on debt extinguishment	—	—	—	(1,405)
Loss on divestiture	—	—	—	(3,290)
Income (loss) from equity method investment	(10)	—	205	—
Other income (expense), net	9	(47)	(16)	604

Total other expense, net	(3,558)	(3,019)	(13,439)	(15,586)

Loss before income taxes	(6,062)	(7,634)	(22,312)	(42,780)
Income tax expense (benefit)	(1,910)	1,098	(1,885)	1,247

Net loss	$(4,152)	$(8,732)	$(20,427)	$(44,027)

Loss per share:
Basic and diluted	$(1.97)	$(7.77)	$(13.69)	$(39.36)

Non-GAAP Financial Measures

(in thousands)

(unaudited)

Reconciliation of Operating Expenses to Non-GAAP Operating Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses	$9,880	$13,656	$30,402	$47,025
Less: Depreciation and amortization expense	(1,204)	(1,130)	(3,269)	(3,336)
Less: Stock-based compensation expense	(293)	(609)	(1,213)	(1,765)
Less: Non-recurring transaction costs	(419)	(638)	(972)	(1,571)
Less: Restructuring costs	24	(569)	(465)	(1,693)

Non-GAAP operating expenses	$7,988	$10,710	$24,483	$38,660

Reconciliation of Operating Loss to Non-GAAP Operating Income (Loss)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating loss	$(2,504)	$(4,615)	$(8,873)	$(27,194)
Add: Depreciation and amortization expense	1,300	891	4,569	4,227
Add: Stock-based compensation expense	291	594	1,504	2,359
Add: Non-recurring transaction costs	1,096	80	2,068	1,651
Add: Restructuring costs	—	63	465	1,756

Non-GAAP operating income (loss)	$183	$(2,987)	$(267)	$(17,201)